Exhibit 99.1

Progenics Pharmaceuticals, Inc. One World Trade Center 47th Floor, Suite J New York, New York 10007 (646) 975-2500 www.progenics.com

Progenics Pharmaceuticals Appoints David Mims as Interim Chief Executive Officer

NEW YORK, NY, November 21, 2019 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX), an oncology company developing innovative targeted medicines and artificial intelligence to find, fight and follow cancer, today announced its Board of Directors has appointed David W. Mims as interim Chief Executive Officer. Mr. Mims, a member of Progenics’ Board of Directors, will assume the leadership of the executive team while the Board of Directors conducts a search to identify a permanent Chief Executive Officer.

“David is a veteran pharmaceutical executive with deep experience leading multiple commercial organizations, including growing Aptalis Pharma to $475 million in annual net sales in the U.S.,” said Ann MacDougall, Interim Chair of the Board. “As the new Progenics Board of Directors assesses our corporate strategy and pipeline initiatives, we are pleased to have David providing internal leadership and guidance through this new chapter of the Company.”

During his career as a pharmaceutical executive, Mr. Mims has played a significant role in raising over $1 billion in capital and successfully leading multiple commercial organizations, including new product launches. Mr. Mims was also an integral part of multiple transactions, including the sale of Scandipharm to Axcan Pharma, Inc. for ~$100 million, the sale of Axcan Pharma, Inc. to TPG Capital for $1.3 billion, the acquisition of Eurand, Inc. for $583 million and the sale of Aptalis to Forest Laboratories for $2.9 billion. Mr. Mims previously served as President, U.S. Specialty Pharmaceuticals, for Aptalis Pharma Inc., a privately held pharmaceutical company, from May 2011 until May 2014, shortly after it was acquired by Forest Laboratories, Inc. At Aptalis, Mr. Mims managed over 200 employees and grew the business to over $475 million in annual net sales. He previously held the same role at Axcan Intermediate Holdings Inc., the parent company of Axcan Pharma Inc., from February 2008 until May 2014 and as a member on its board from 2000 to 2007. Mr. Mims also served as Executive Vice President and Chief Operating Officer at Axcan after the company acquired Scandipharm, Inc., a privately held pharmaceutical company that Mr. Mims helped found and served as Vice President, Chief Operating Officer and Chief Financial Officer. Mr. Mims currently serves as a member of the American Institute of Certified Public Accountants and Alabama Society of Certified Public Accountants and on the board of directors of Guideway Care, a healthcare company that provides technology-enabled care guidance, and SouthPoint Bank, a community banking institution. Mr. Mims received his B.S. in accounting from Auburn University.

About PROGENICS

Progenics is an oncology company focused on the development and commercialization of innovative targeted medicines and artificial intelligence to find, fight and follow cancer, including: therapeutic agents designed to treat cancer (AZEDRA®, 1095, and PSMA TTC); prostate-specific membrane antigen (“PSMA”) targeted imaging agents for prostate cancer (PyL™ and 1404); and imaging analysis technology (aBSI and PSMA AI). Progenics has three commercial products, AZEDRA, for the treatment of patients with unresectable, locally advanced or metastatic pheochromocytoma or paraganglioma (rare neuroendocrine tumors of neural crest origin) who require systemic anticancer therapy; and oral and subcutaneous formulations of RELISTOR® (methylnaltrexone bromide) for the treatment of opioid-induced constipation, which are partnered with Bausch Health Companies Inc.

Progenics Interim-CEO	Page 2

Forward Looking Statements

This press release contains projections and other “forward-looking statements” regarding future events. Statements contained in this communication that refer to Progenics’ estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics’ current perspective of existing trends and information as of the date of this communication and include statements regarding Progenics’ strategic and operational plans and delivering value for shareholders. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such statements are predictions only and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others: risks associated with the proposed merger transaction with Lantheus Holdings, Inc.; market acceptance for approved products; the risk that the commercial launch of AZEDRA may not meet revenue and income expectations; the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations; the unpredictability of the duration and results of regulatory review of New Drug Applications (NDA) and Investigational NDAs; the inherent uncertainty of outcomes in the intellectual property disputes such as the dispute with the University of Heidelberg regarding PSMA-617; our ability to successfully develop and commercialize products that incorporate licensed intellectual property; the effectiveness of the efforts of our partners to market and sell products on which we collaborate and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial, regulatory and accounting matters, litigation and other risks; and risks related to changes in the composition of our Board of Directors following the delivery of shareholder consents in response to the recent consent solicitation conducted by one of our shareholders. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the Securities and Exchange Commission (the “SEC”), including those risk factors included in its Annual Report on Form 10-K for the year ended December 31, 2018, as updated in its subsequent Quarterly Reports on Form 10-Q. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this press release. For more information, please visit www.progenics.com. Information on or accessed through our website or social media sites is not included in the company’s SEC filings.

(PGNX-F)

Contact

Melissa Downs

Investor Relations

(646) 975-2533

mdowns@progenics.com

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